Exhibit 99.1

FERRELLGAS, L.P. ANNOUNCES

Pricing of $575 Million of 10.000% Senior Secured first lien Notes due 2025

OVERLAND PARK, KS April 8, 2020 /GLOBE NEWSWIRE/ – Ferrellgas, L.P. (the “Company”) and its wholly-owned subsidiary Ferrellgas Finance Corp. (together, the “Issuers”) announced the pricing of their previously announced offering of $575 million aggregate principal amount of 10.000% Senior Secured First Lien Notes due 2025 (the “Notes”) at an offering price equal to 100% of the principal thereof. The Notes will be senior secured first lien obligations of the Issuers and will be guaranteed on a senior secured first lien basis by Ferrellgas Partners, L.P., Ferrellgas, Inc. and each existing and future subsidiary of the Company, subject to certain exceptions. The Issuers intend to use a portion of the net proceeds received from the offering of the Notes to repay all of the outstanding indebtedness under the Company’s existing senior secured credit facility, which will be terminated upon completion of the offering, and to cash collateralize all of the letters of credit outstanding under the existing senior secured credit facility, and the remainder for general corporate purposes. The offering is expected to close on April 16, 2020, subject to customary closing conditions.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes or any other securities, nor shall there be any offer or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding the intention to issue the Notes and to use the offering proceeds as described in this release.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts:
Investor Relations – InvestorRelations@ferrellgas.com